UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2019

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ		07310
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 469-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange where registered
Common Stock $.001 par value	VRSK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 15, 2019, Verisk Analytics, Inc. (the “Company”) entered into the Fourth Amendment (the “Fourth Amendment”) to the Second Amended and Restated Credit Agreement dated April 22, 2015 among the Company and the lenders and agents party thereto. The Fourth Amendment provides for (i) a reduction in the principal amount of the commitments under the facility from $1.5 billion to $1.0 billion (while correspondingly increasing the unfunded/uncommitted accordion from $500 million to $1.0 billion), (ii) a five-year extension of the maturity date, (iii) the ability for loans to be funded in Euros and Sterling, (iv) certain modifications to the definition of “Applicable Rate”, among other things, to reflect reductions in pricing, and (v) changes to the financial covenant based on the consolidated funded debt leverage ratio to allow for one temporary step-up to 4.25:1.00 and one temporary step-up to 4.00:1.00. All borrowings under the credit facility shall continue to remain unsecured.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the Fourth Amendment, which is annexed as Exhibit 10.1 and is incorporated by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment dated August 15, 2019 to the Second Amended and Restated Credit Agreement dated April 22, 2015 among Verisk Analytics, Inc., as borrower, and the lenders and agents party thereto.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: August 16, 2019	By:	/s/ Kenneth E. Thompson
	Name:	Kenneth E. Thompson
	Title:	Executive Vice President, General Counsel and Corporate Secretary